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Exhibit 99.(a)(1)(M)

October 21, 2016

ABP Trust, et. al
Two Newton Place
255 Washington Street
Newton, MA 02458

RE:    Consent, Standstill, Registration Rights and Lock-Up Agreement dated October 2, 2016

Ladies and Gentlemen:

        Pursuant to the Consent, Standstill, Registration Rights and Lock-Up Agreement dated October 2, 2016 (the Consent Agreement) by and among Five Star Quality Care, Inc. (FVE), and ABP Trust, ABP Acquisition LLC, Barry M. Portnoy and Adam D. Portnoy (collectively, ABP), ABP is required, at its own expense, to obtain the consent and waiver of the required lenders under FVE's credit agreement with Citibank, N.A. as Administrative Agent (Agent) prior to such time as ABP acquires (or publicly announces its intention to acquire, whichever is earlier) more than 35% of the combined voting power of all Voting Interests (as defined in such credit agreement) of FVE (the Lender Consent).

        We understand that ABP initiated discussions with Agent regarding the Lender Consent, and as a result of those discussions, submitted a draft form of the Lender Consent (the Waiver and Consent Letter) to Agent, which request was made on its own behalf and for the benefit of FVE. We also understand that the Agent has indicated its willingness to grant the Lender Consent on the terms of the Waiver and Consent Letter, provided that the Waiver and Consent Letter be executed by FVE, as opposed to ABP, and that the Waiver and Consent Letter include an agreement by FVE to reimburse Agent for all costs and expenses (including reasonable attorneys' fees) incurred by Agent in connection with its review and execution of the Waiver and Consent Letter.

        As an accommodation to ABP, FVE is willing to deliver the Waiver and Consent Letter on the terms requested by Agent, provided that ABP acknowledges and agrees that the Waiver and Consent Letter does not, and is not intended to, vary any of the terms or conditions of the Consent Agreement, including the maximum number of FVE common shares permitted to be acquired by ABP pursuant to the waivers described in the Consent Agreement, and provided further that ABP agrees to reimburse FVE for all out-of-pocket fees and expenses (including attorneys' fees) reasonably incurred and paid by FVE in connection with the Lender Consent and the Waiver and Consent Letter, including any costs and expenses of Agent.

        Please confirm your agreement to the foregoing by signing below where indicated and returning a copy of this letter so signed to me.

Very truly yours,
/s/ BRUCE J. MACKEY, JR. Bruce J. Mackey, Jr., President

Acknowledged and agreed:
ABP TRUST
/s/ ADAM D. PORTNOY
By:	Adam D. Portnoy
Its:	President
ABP ACQUISITION LLC
/s/ ADAM D. PORTNOY
By:	Adam D. Portnoy
Its:	President
Barry M. Portnoy
/s/ BARRY M. PORTNOY
Adam D. Portnoy
/s/ ADAM D. PORTNOY

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  Exhibit 99.(a)(1)(M)